                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                UNC INCORPORATED
        ----------------------------------------------------------------
                                (Name of issuer)


                     Common Stock, par value $0.20 per share
        ----------------------------------------------------------------
                         (Title of class of securities)

                                    903070100
                                 --------------
                                 (CUSIP number)

                                 R.C.O. Hellyer
                          J O Hambro & Company Limited
                                  10 Park Place
                             London SW1A 1LP England
                               011-44-171-222-2020
 -------------------------------------------------------------------------------
 (Name, address and telephone number of person authorized to receive notices and communications)

                                  June 25, 1996
             ------------------------------------------------------
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [].

Check the following box if a fee is being paid with the statement []. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Exhibit Index appears on page 39.

                                                              Page 1 of 55 Pages

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 3 of 55 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    J O Hambro & Company Limited
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    England
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                1,180,400
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              1,180,400
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,180,400
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    6.6%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    HC, CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 4 of 55 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    J O Hambro Asset Management Limited
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    England
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                1,180,400
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              1,180,400
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,180,400
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    6.6%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    HC, CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 5 of 55 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    J O Hambro & Partners Limited
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    England
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                1,180,400
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              1,180,400
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,180,400
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    6.6%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    IA, CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 6 of 55 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    Christopher Harwood Bernard Mills
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    England
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                1,180,400
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              1,180,400
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    1,180,400
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    6.6%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    IN
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 7 of 55 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    Growth Financial Services Limited
   (formerly named Growth Investment Management Limited)
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    England
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                522,900
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              522,900
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    522,900
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    2.9%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 8 of 55 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    North Atlantic Smaller Companies Investment Trust plc
    (formerly named Consolidated Venture Trust plc)
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    England
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                522,900
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              522,900
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    522,900
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    2.9%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    IV, CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 9 of 55 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    American Opportunity Trust plc
    (formerly named Leveraged Opportunity Trust plc)
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    England
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                250,000
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              250,000
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    250,000
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.4%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    IV, CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 10 of 55 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    Oryx International Growth Fund Limited
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Guernsey (Channel Islands)
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                300,000
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              300,000
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    300,000
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.7%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    IV, CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                      13D
- -------------------                                         --------------------
CUSIP No. 903070100                                         Page 11 of 55 Pages
- --------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
    Consulta (Channel Islands) Limited
    No S.S. or IRS Identification Number
- --------------------------------------------------------------------------------
                                                                     (a)     [ ]
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (b)     [X]
- --------------------------------------------------------------------------------
3.  SEC USE ONLY

- --------------------------------------------------------------------------------
4.  SOURCE OF FUNDS*
    WC
- --------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                 [ ]
    PURSUANT TO ITEM 2(d) or 2(e)
- --------------------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Guernsey (Channel Islands)
- --------------------------------------------------------------------------------
                    7.        SOLE VOTING POWER
      NUMBER OF               0
       SHARES       ------------------------------------------------------------
    BENEFICIALLY    8.        SHARED VOTING POWER
      OWNED BY                300,000
        EACH        ------------------------------------------------------------
      REPORTING     9.        SOLE DISPOSITIVE POWER
       PERSON                 0
        WITH        ------------------------------------------------------------
                    10.       SHARED DISPOSITIVE POWER
                              300,000
- --------------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    300,000
- --------------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                   [ ]
    CERTAIN SHARES*
- --------------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    1.7%
- --------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON*
    IA, CO
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               AMENDMENT NO. 1 TO
                            STATEMENT ON SCHEDULE 13D

         This Amendment No. 1 to Statement on Schedule 13D (the "Amendment") amends Items 2, 3, 5, 6 and 7 of the Statement on Schedule 13D (the "Schedule 13D") filed on May 10, 1996 with the Securities and Exchange Commission by the Filing Parties.

ITEM 2.  IDENTITY AND BACKGROUND.

         No change except that Schedule A which is incorporated by reference in this Item 2 is amended and restated in its entirety as filed herewith.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         No change except that Item 3 is replaced with the following:

         The amount of funds used to date to acquire the Shares is approximately $8,931,702 (exclusive of brokerage fees and commissions).

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         No change except that Items 5(a-c) are replaced with the following:

         5(a-b) The aggregate number and percentage of the outstanding Common Stock of the Company beneficially owned by each of the Filing Parties are as follows:

                                                                Number of         Number of
                                             Number of          Shares:           Shares: Sole
                            Aggregate        Shares: Sole       Shared            or Shared
Filing                      Number of        Power to           Power to          Power to            Approximate
Party                       Shares:          Vote               Vote              Dispose             Percentage*
- ------                      ---------        ------------       ----------        -------------       -----------

J O Hambro                  1,180,400                  0         1,180,400           1,180,400              6.6%
& Company

J O Hambro Asset            1,180,400                  0         1,180,400           1,180,400              6.6%
Management

J O Hambro                  1,180,400                  0         1,180,400           1,180,400              6.6%
& Partners

Christopher H.B.            1,180,400                  0         1,180,400           1,180,400              6.6%
Mills

GFS                           522,900                  0           522,900             522,900              2.9%

NASCIT                        522,900                  0           522,900             522,900              2.9%




                                                                                                Page 12 of 55 Pages

American Opportunity          250,000                  0           250,000             250,000              1.4%
Trust

Oryx                          300,000                  0           300,000             300,000              1.7%

Consulta                      300,000                  0           300,000             300,000              1.7%

- -------------
  * Based on 17,808,981 shares of Common Stock outstanding as of May 7, 1996, which is based on information reported in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

  5(c). Since the filing of the Schedule 13D on May 10, 1996, the Filing Parties have effected the transactions in the Common Stock set forth in the following table:

                                                         Price per
                                              No. of     Share
Date        Filing Party                      Shares     (US$)      Broker
- ----        ------------                      ------     -----      ------

03-June-96  NASCIT                            46,600     9.125    Wheat First
04-June-96  NASCIT                             4,000     9.125    Wheat First
06-June-96  NASCIT                             4,400     9.125    Wheat First
07-June-96  NASCIT                             5,000     9.000    Wheat First
10-June-96  J O Hambro & Partners
            (on behalf of Mishal Kanoo)        3,500     9.000    First Marathon
10-June-96  Oryx                               9,900     9.000    Wheat First
11-June-96  Oryx                               5,900     9.000    Wheat First
13-June-96  Oryx                               9,600     9.000    Wheat First
14-June-96  Oryx                               7,700     9.000    Wheat First
17-June-96  Oryx                              11,100     9.000    Wheat First
18-June-96  Oryx                               5,800     9.000    Wheat First
20-June-96  NASCIT                            32,800     8.500    South Coast
21-June-96  NASCIT                            11,200     8.500    South Coast
25-June-96  NASCIT                            22,800     8.500    South Coast
26-June-96  NASCIT                            56,700     8.4649   South Coast

         All of the above transactions were effected in the open market and were purchases.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         No change except that the fourth paragraph of Item 6 is replaced with the following:

                  As investment manager for private clients Sannafi Limited, Seaway Limited, Peak Investments, Mishal Kanoo and Lord Stevens of Ludgate Pension Fund, J O Hambro & Partners and Christopher Harwood Bernard Mills, in his capacity as portfolio manager, have the right to transfer and vote the shares of Common Stock of the Company pursuant to either agreements or arrangements entered into with such private clients.

                                                             Page 13 of 55 Pages

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         No change except for the addition of subparagraph (k) set forth below:

         (k) Investment Management Agreement dated as of June 3, 1996 between J O Hambro & Partners and Mishal Kanoo.

                                                             Page 14 of 55 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  June 28, 1996                           J O HAMBRO & PARTNERS LIMITED


                                                By:        /s/  R C O  Hellyer
                                                           -------------------
                                                Name:      R C O Hellyer
                                                Title:     Director

                                                Executed on behalf of the
                                                parties hereto pursuant to
                                                the previously filed Joint
                                                Filing Agreement.

                                                                      Schedule A
                                                                      ----------

         Schedule A is amended and restated in its entirety as follows:

The following table sets forth certain information concerning each of the directors and executive officers of J O Hambro & Company Limited ("J O Hambro & Company") as of the date hereof.

Name:                        Rupert Nicholas Hambro
                             (Chairman)

Citizenship:                 British

Business Address:            J O Hambro & Company Limited
                             10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Chairman, J O Hambro & Company

Name:                        Richard Alexander Hambro
                             (Director)

Citizenship:                 British

Business Address:            J O Hambro & Company Limited
                             10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Chairman, J O Hambro Investment Management
                             Limited(1)
                             Director, J O Hambro & Company

Name:                        James Daryl Hambro
                             (Managing Director)
- --------
        (1) J O Hambro Investment Management Limited is principally engaged in the investment advisory business and has its principal business and office at 10 Park Place, London SW1A 1LP England.

Citizenship:                 British

Business Address:            J O Hambro & Company Limited
                             10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Managing Director, J O Hambro & Company
                             Managing Director, J O Hambro & Partners

Name:                        Richard David Christopher Brooke
                             (Director)

Citizenship:                 British

Business Address:            J O Hambro & Company Limited
                             10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Director, J O Hambro & Company
                             Chairman, NASCIT

Name:                        Robert Charles Orlando Hellyer
                             (Executive Director)

Citizenship:                 British

Business Address:            J O Hambro & Company Limited
                             10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Executive Director, J O Hambro & Company
                             Executive Director, J O Hambro & Partners
                             Executive Director, J O Hambro Investment
                             Management Limited
                             Executive Director, J O Hambro Asset
                             Management

Name:                        David Frank Chaplin
                             (Director)

Citizenship:                 British

Business Address:            J O Hambro Investment Management Limited
                             10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Managing Director, J O Hambro Investment
                             Management Limited

Name:                        George M. Magan
                             (Director)

Citizenship:                 British

Business Address:            32 Queen Anne's Gate
                             London SW1H 9AB
                             England

Principal Occupation:        Chairman, J O Hambro Magan & Company
                             Limited(2)

Name:                        Alton Fernando Irby III
                             (Director)

Citizenship:                 USA

Business Address:            32 Queen Anne's Gate
                             London SW1H 9AB
                             England
- --------
         (2) J O Hambro Magan & Company Limited is principally engaged in the corporate finance business.

Principal Occupation:        Deputy Chairman, J O Hambro Magan &
                             Company Limited

The following table sets forth certain information concerning each of the directors and executive officers of J O Hambro Asset Management Limited ("J O Hambro Asset Management") as of the date hereof.

Name:                        Richard Alexander Hambro
                             (Managing Director)

Citizenship:                 British

Business Address:            J O Hambro Asset Management Limited
                             10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Managing Director, J O Hambro Asset
                             Management
                             Chairman, J O Hambro Investment Management
                             Limited
                             Director, J O Hambro & Company

Name:                        Robert Charles Orlando Hellyer
                             (Executive Director)

Citizenship:                 British

Business Address:            J O Hambro Asset Management Limited
                             10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Executive Director, J O Hambro Asset
                             Management
                             Executive Director, J O Hambro & Company
                             Executive Director, J O Hambro Investment
                             Management Limited
                             Executive Director, J O Hambro & Partners

The following table sets forth certain information concerning each of the directors and executive officers of J O Hambro & Partners Limited ("J O Hambro & Partners") as of the date hereof.

Name:                        James Daryl Hambro
                             (Managing Director)

Citizenship:                 British

Business Address:            J O Hambro & Partners Limited
                             10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Managing Director, J O Hambro & Partners
                             Managing Director, J O Hambro & Company

Name:                        Robert Charles Orlando Hellyer
                             (Executive Director)

Citizenship:                 British

Business Address:            J O Hambro & Partners Limited
                             10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Executive Director, J O Hambro & Partners
                             Executive Director, J O Hambro Asset
                             Management
                             Executive Director, J O Hambro Investment
                             Management Limited
                             Executive Director, J O Hambro & Company


Name:                        Christopher Harwood Bernard Mills
                             (Director)

Citizenship:                 British

Business Address:            10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Executive Director, NASCIT
                             Executive Director, American Opportunity Trust
                             Director, J O Hambro & Partners
                             Director, Oryx

Name:                        Claudia Margaret Cecil Perkins
                             (Director)

Citizenship:                 British

Business Address:            J O Hambro & Partners Limited
                             10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Director, J O Hambro & Partners

The following table sets forth certain information concerning each of the directors and executive officers of North Atlantic Smaller Companies Investment Trust plc ("NASCIT") as of the date hereof.

Name:                        Richard David Christopher Brooke
                             (Chairman)

Citizenship:                 British

Business address:            North Atlantic Smaller Companies Investment
                             Trust plc
                             10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Chairman, NASCIT
                              Director, J O Hambro & Company

Name:                        Christopher Harwood Bernard Mills
                             (Executive Director)

Citizenship:                 British

Business Address:            North Atlantic Smaller Companies Investment
                             Trust plc
                             10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Executive Director, NASCIT
                             Executive Director, American Opportunity Trust plc
                             Director, J O Hambro & Partners
                             Director, Oryx

Name:                        Enrique Foster Gittes
                             (Director)

Citizenship:                 USA

Residence:                   4 East 82nd Street
                             New York, New York 10028
                             USA

Principal Occupation:        Director, NASCIT

Name:                        Robert D. le P. Power
                             (Director)

Citizenship:                 British

Business Address:            SouthCoast Capital Corporation(3)
                             575 Lexington Avenue
                             Th Floor
                             New York, New York 10022
                             USA

Principal Occupation:        Director, SouthCoast Capital Corporation

Name:                        Douglas P C Nation
                             (Director)

Citizenship:                 British

Business Address:            Bear Stearns Co. Inc.(4)
                             245 Park Avenue
                             New York, NY  10167

Principal Occupation:        Managing Director, Bear Stearns Co. Inc.

Name:                        The Hon. Peregrine D E M Moncreiffe
                             (Director)

Citizenship:                 British

- --------
         (3) SouthCoast Capital Corporation principally engages in the brokerage business.

         (4) Bear Stearns Co. Inc. principally engages in the brokerage business.

Business Address:            Buchanan Partners Limited(5)
                             Buchanan House
                             3 St James's Square
                             London SW1Y 4JU
                             England

Principal Occupation:        Director, Buchanan Partners Limited

- --------
         (5) Buchanan Partners Limited principally engages in the investment management business.

The following table sets forth certain information concerning each of the directors and executive officers of Growth Financial Services Limited ("GFS") as of the date hereof.

Name:                        Christopher Harwood Bernard Mills
                             (Director)

Citizenship:                 British

Business Address:            10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Executive Director, NASCIT
                             Executive Director, American Opportunity Trust
                             Director, J O Hambro & Partners
                             Director, Oryx

Name:                        Ivan Alexander Shenkman
                             (Director)

Citizenship:                 British

Residence:                   34 Royal Crescent, London W11
                             England

Principal Occupation:        Consultant

GFS is controlled by Christopher Mills who owns 99% of the share capital.

The following table set forth certain information concerning each of the directors and executive officers of American Opportunity Trust plc ("American Opportunity Trust") as of the date hereof.

Name:                        R. Alexander Hammond-Chambers
                             (Chairman)

Citizenship:                 British

Business Address:            Covey Advertising Limited
                             1 Fountainhall Road
                             Edinburgh EH9 2NL

Principal Occupation:        Director, Covey Advertising Limited(6)

Name:                        Christopher Harwood Bernard Mills
                             (Executive Director)

Citizenship:                 British

Business Address:            10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Executive Director, American Opportunity Trust
                             Executive Director, NASCIT
                             Director, J O Hambro & Partners
                             Director, Oryx

Name:                        John Gildea
                             (Director)

Citizenship:                 USA

- --------
         (6) Covey Advertising Limited is principally engaged in the advertising business.

Business Address:            Gildea Management Company(7)
                             90 Ferris Hill Road
                             New Canaan, Connecticut 06840
                             USA

Principal Occupation:        President, Gildea Management Company

Name                         The Hon. James J. Nelson
                             (Director)

Citizenship:                 British

Business Address:            Foreign & Colonial Ventures(8)
                             8th Floor
                             Exchange House
                             Primrose Street
                             London EC2A 2NY
                             England

Principal Occupation:        Director, Foreign & Colonial Ventures

Name:                        Iain Tulloch
                             (Director)

Citizenship:                 British

Business Address:            Murray Johnstone Ltd.(9)
                             7 West Nile Street
                             Glasgow G2 2PX
                             Scotland

Principal Occupation:        Director, Murray Johnstone Ltd.

- --------
         (7) Gildea Management Company is principally engaged in the investment management business.

         (8) Foreign & Colonial Ventures is principally engaged in the investment management business.

         (9) Murray Johnstone Ltd. is principally engaged in the investment management business.

Name:                        Philip Ehrmann
                             (Director)

Citizenship:                 British

Business Address:            Gartmore Investment Management Ltd.(10)
                             Gartmore House
                             16 - 18 Monument Street
                             London EC3R 8AJ
                             England

Principal Occupation:        Investment Manager, Gartmore
                             Investment Management Ltd.

- --------
         (10) Investment Management Limited is principally engaged in the investment management business.

The following table sets forth certain information concerning each of the directors and executive officers of Oryx International Growth Fund Limited ("Oryx") as of the date hereof.

Name:                        Nigel Kenneth Cayzer
                             (Chairman)

Citizenship:                 British

Business Address:            14S-149 Borough High Street
                             London SE1 1NP
                             England

Principal Occupation:        Chairman, Oriel Group plc(11)

Name:                        His Excellency Salim Hassan Macki
                             (Director)

Citizenship:                 Omani

Business Address:            P.O. Box 4160
                             Postal Code 112
                             Ruwi
                             Sultanate of Oman

Principal Occupation:        Head of Economic & Technical Dept., Ministry of
                             Foreign Affairs, Oman

Name:                        Patrick John McAfee
                             (Director)

Citizenship:                 British

Business Address:            Morgan Grenfell(12)
                             23 Great Winchester Street
                             London EC2P 2AX
                             England

- --------
         (11) Oriel Group plc is a holding company for specialist insurance brokers.

         (12) Morgan Grenfell is a merchant bank.

Principal Occupation:        Company Director

Name:                        Christopher Harwood Bernard Mills
                             (Director)

Citizenship:                 British

Business Address:            10 Park Place
                             London SW1A 1LP
                             England

Principal Occupation:        Executive Director, NASCIT
                             Executive Director, American Opportunity Trust
                             Director, J O Hambro & Partners
                             Director, Oryx

Name:                        Harald Lungershausen
                             (Director)

Citizenship:                 German

Business Address:            Toblerstrasse 99
                             8044 Zurich
                             Switzerland

Principal Occupation:        Company Director

Name:                        Mohamed Hassan Ghurlam Habib
                             (Director)

Citizenship:                 Omani

Business Address:            Oman National Insurance Company(13)
                             PO Box 2254
                             Postal Code 112
                             Ruwi
                             Sultanate of Oman

- --------
         (13) Oman National Insurance Company is principally engaged in the insurance business.

Principal Occupation:        Chief Executive, Oman National Insurance
                             Company, SAOG

Name:                        Rupert Arthur Rees Evans
                             (Director)

Citizenship:                 British

Business Address:            Ozanne van Leuven Perrot & Evans(14)
                             PO Box 186
                             1 Le Marchant Street
                             St. Peter Port
                             Guernsey
                             Channel Islands

Principal Occupation:        Guernsey Advocate
                             Partner, Ozanne van Leuven Perrot & Evans

Name:                        Hussan Al Nowais

Citizenship:                 United Arab Emirates

Business Address:            Emirate Holdings
                             P.O. Box 984
                             Abu Dhabi
                             United Arab Emirates

Principal Occupation:        Chairman and Managing Director, Emirate
                             Holdings

- --------
         (14) Ozanne van Leuven Perrot & Evans is a law firm.

The following table sets forth certain information concerning each of the directors and executive officers of Consulta (Channel Islands) Limited ("Consulta") as of the date hereof.

Name:                        Gary Michael Brass
                             (Director)

Citizenship:                 British

Business Address:            20 St James's Street
                             London SW1A 1ES
                             England

Principal Occupation:        Managing Director, Consulta

Name:                        Jeremy Caplan
                             (Director)

Citizenship:                 British

Business Address:            P.O. Box 72
                             44 Esplanade
                             St Helier
                             Jersey

Principal Occupation:        English Solicitor

Name:                        Peter Heaps
                             (Director)

Citizenship:                 British

Business Address:            Management International (Guernsey)
                               Limited(15)
                             Bermuda House
                             St Julian's Avenue
                             St Peter Port
                             Guernsey
- --------
         (15) Management International (Guernsey) Limited is principally engaged in the investment management business.

Principal Occupation:        Managing Director
                             Management International (Guernsey) Limited

Name:                        Rupert Arthur Rees Evans
                             (Director)

Citizenship:                 British

Business Address:            P.O. Box 186
                             1 Le Marchant Street
                             St Peter Port
                             Guernsey

Principal Occupation:        Guernsey Advocate
                             Partner, Ozanne van Leuven
                             Perrot & Evans

The following table sets forth certain information concerning each of the directors and executive officers of Consulta Limited.

Name:                        Harald Alejandro Lamotte
                             (Director)

Citizenship:                 British

Business Address:            20 St. James's Street
                             London SW1A 1ES
                             England

Principal Occupation:        Investment Fund Manager,
                             Consulta Limited

Name:                        Gary Michael Brass
                             (Director)

Citizenship:                 British

Business Address:            20 St. James's Street
                             London SW1A 1ES
                             England

Principal Occupation:        Investment Fund Manager,
                             Consulta Limited

Name:                        Nigel Douglas Pilkington
                             (Director)

Citizenship:                 British

Business Address:            20 St. James's Street
                             London SW1A 1ES
                             England

Principal Occupation:        Investment Fund Manager,
                             Consulta Limited

Name:                        Susan Diana Frances Johns
                             (Director)

Citizenship:                 British

Business Address:            20 St. James's Street
                             London SW1A 1ES
                             England

Principal Occupation:        Investment Fund Manager,
                             Consulta Limited

Name:                        Thierry Verhaeghe de Naeyer
                             (Director)

Citizenship:                 Belgian

Business Address:            20 St. James's Street
                             London SW1A 1ES
                             England

Principal Occupation:        Investment Fund Manager,
                             Consulta Limited

                                  Exhibit Index

         No change except for the addition of subparagraph (k) set forth below:


                  Document                                                Page

(k) Investment Management Agreement dated as of June 3, 1996 between J O Hambro & Partners and Mishal Kanoo.